Exhibit 99.2
GRAHAM CORPORATION
ANNUAL STOCK-BASED INCENTIVE AWARD PLAN FOR SENIOR EXECUTIVES

Purpose	The purpose of this Annual Stock-Based Incentive Award Plan for Senior Executives (the “Plan”) is to motivate the senior executive officers of Graham Corporation (the “Company”) to increase shareholder value by providing them long-term stock-based awards for above-average Company performance.

Administration	The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which shall have final and conclusive authority to administer and interpret the Plan.

Eligibility	Eligible employees will include: (a) the Chief Executive Officer; (b) the Chief Financial Officer; (c) the Vice President of Asia Operations; (d) the Vice President and General Manager of the Company; and (e) such other employees of the Company selected by the Chief Executive Officer to participate in the Plan, subject to the approval by the Committee of such participation.

Award Periods	Annual awards under the Plan will be based on the fiscal year of the Company, beginning with its April 1, 2006 through March 31, 2007 fiscal year (each, a “Fiscal Year”).

Awards	Annual awards under the Plan will consist of nonqualified stock options (“Options”) and shares of restricted stock (“Restricted Stock”), which awards will be issued under the Amended and Restated 2000 Graham Corporation Incentive Plan to Increase Shareholder Value, or a successor plan thereto (the “Incentive Plan”), and will be subject to the terms thereof.
Options.
Options will be issued with an exercise price equal to the Fair Market Value (as such term is defined by the Incentive Plan) of a share of Company common stock on the date of grant, with a term of ten years, and will vest over four years, 25 percent per year, beginning with the first anniversary of the date of grant.
The number of Options to be issued to an eligible employee for a Fiscal Year will be determined by multiplying the eligible employee’s base salary in effect for the Fiscal Year by 20 percent, and then dividing by the Black Scholes value of such a stock option on the date of determination, rounded to the nearest whole number.

Restricted Stock.
Restricted Stock will vest as follows: ten percent of the shares on the first anniversary of the date of grant; an additional 20 percent on the second anniversary of the date of grant; an additional 30 percent on the third anniversary of the date of grant; and the remaining 40 percent on the fourth anniversary of the date of grant. The Restricted Stock to be awarded to eligible employees under the Plan will be determined based on the Net Income and Working Capital matrixes for the Fiscal Year, which matrixes will be determined by the Committee and announced prior to the commencement of the Fiscal Year. In determining the net income of the Company and/or its working capital for a Fiscal Year, the Committee shall have the discretion to include or exclude any extraordinary events that positively or negatively affected the Company’s financial performance for the Fiscal Year.
The number of shares of Restricted Stock to be issued to an eligible employee for a Fiscal Year will be the sum of the eligible employee’s Net Income Portion and Working Capital Portion for the Fiscal Year, determined as follows (which represents a target of 15% of base pay as payout based upon meeting budget):
•	The Net Income Portion of Restricted Stock to be awarded to an eligible employee for a Fiscal Year will equal the number of shares of Company Stock determined by multiplying the eligible employee’s base salary in effect for the Fiscal Year by 11.25 percent (15% of base pay times 75%), further multiplied by the Net Income factor from the matrix for the Fiscal Year, and then divided by the closing price of a share of the Company’s common stock on the last trading day prior to the date of grant, rounded to the nearest whole number.

•	The Working Capital Portion of Restricted Stock to be awarded to an eligible employee for a Fiscal Year will equal the number of shares of Company Stock determined by multiplying the eligible employee’s base salary in effect for the Fiscal Year by 3.75 percent (15% of base times 25%), further multiplied by the Working Capital factor from the matrix for the Fiscal Year, and then divided by the closing price of a share of the Company’s common stock on the last trading day prior to the date of grant, rounded to the nearest whole number.

Effect of Certain Events.
Notwithstanding any other provision of the Plan, the following terms shall apply to all Options and Restricted Stock awarded under the Plan:
•	Upon the death of an eligible employee, any outstanding Options and Restricted Stock awarded under the Plan will vest in full, and any Options may be exercised by the eligible employee’s designated beneficiary, estate or heir, as applicable, within one year from the date of the eligible employee’s death.

•	Upon the Disability (as such term is defined by the Incentive Plan) of an eligible employee, any outstanding Options and Restricted Stock awarded under the Plan will vest in full, and any Options may be exercised by the eligible employee or his legal representative within one year from the date of the eligible employee’s Disability.

•	Except as otherwise provided by the Plan or by the Committee, the unvested portion of any Options and Restricted Stock awarded under the Plan will terminate upon the termination or resignation of an eligible employee’s employment, and any vested Options may be exercised by the eligible employee within three months from the date of the eligible employee’s termination.

•	Unless the Committee determines otherwise, upon the termination of an eligible employee for cause (as such term shall be defined by the Committee), the vested and unvested portion of all unexercised Options and the unvested portion of all Restricted Stock awarded under the Plan will terminate, and no such Options will be exercisable thereafter.

Payment	Annual awards for a Fiscal Year will be approved by the Committee and will be issued as soon as practicable after the end of the Fiscal Year.

Amendment & Termination	The Plan may be amended or terminated by the Committee at any time. No eligible employee will have any right to an award under the Plan until such award is approved by the Committee.

Neither the existence of the Plan nor the grant of an award in any year shall give an eligible employee any right to an award or similar award in future years or any right to continue such eligible employee’s employment relationship with the Company. All eligible employees shall remain subject to discharge to the same extent as if the Plan were not in effect.

SCHEDULE A
PAYMENT MATRIXES
FOR 2006-2007 FISCAL YEAR
Payout calculations will be identical to those on the Annual Cash Bonus Plan